UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2014

DEVON ENERGY CORPORATION

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	001-32318	73-1567067
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification Number)

333 W. SHERIDAN AVE., OKLAHOMA CITY, OK	73102
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (405) 235-3611

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Jeremy D. Humphers, age 39, has been named Senior Vice President and Chief Accounting Officer of Devon Energy Corporation (the “Company”) and has been designated as the Company’s principal accounting officer, in each case effective as of May 6, 2014.

Mr. Humphers has more than 18 years of accounting and oil and gas industry experience. He has been with the Company since 2003 and has served in several accounting positions of increasing responsibility, most recently as Vice President, Accounting. Prior to joining the Company, Mr. Humphers served as a senior manager with KPMG LLP. He graduated summa cum laude from East Central University, where he earned a bachelor’s degree in accounting. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Oklahoma Society of Certified Public Accountants.

As with other similarly situated executives of the Company, Mr. Humphers is eligible to participate in the Company’s annual bonus program in which a target bonus level is set as a percentage of his base salary and to receive certain other employee and other benefits including, without limitation, to participate in the Company’s equity incentive program and plan, deferred compensation plan, 401(k) plan, certain supplemental nonqualified defined contribution plans, and other employee programs. In connection with Mr. Humphers’ promotion, he received an increase in his salary and his target bonus level.

Mr. Humphers is a party to a severance agreement with the Company consistent with the Company’s form of amended and restated severance agreement, which is filed as Exhibit 10.27 to Devon’s Form 10-K for the year ended December 31, 2008 filed on February 27, 2009.

Item 9.01 Financial Statements and Exhibits

Exhibits

10.1 Form of Amended and Restated Severance Agreement (incorporated by reference to Exhibit 10.27 to the Company’s Form 10-K for the year ended December 31, 2008 filed on February 27, 2009; file No. 001-32318).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEVON ENERGY CORPORATION

By:	/s/ Carla D. Brockman
Carla D. Brockman
Vice President Corporate Governance and Secretary

Date: May 8, 2014